EXHIBIT 99.3

Michigan Commerce Bancorp Limited
Audit Committee Charter

The Bylaws of Michigan Commerce Bancorp Limited (the “Company”) provide for an Audit Committee (the “Committee”) of the Board of Directors (the “Board”). This charter (the “Charter”) sets forth the purposes, composition and responsibilities of, and the processes to be followed by, the Committee. At least annually, the Committee shall review the adequacy of this Charter and seek its re-approval by the Board.

A.  Purposes

The primary purposes of the Committee are to: (i) exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent auditor (together with such auditor’s affiliates, the “Independent Auditor”) including a review of the Independent Auditor’s qualifications and independence; and (ii) assist the Board in fulfilling its oversight responsibilities, by reviewing the quality and integrity of:

•           the Company’s financial statements and financial reporting process;

•           the Company’s systems of internal accounting and financial controls;

•           the annual independent audit of the consolidated financial statements of theCompany and its subsidiaries;

•           the Company’s internal auditing and accounting processes; and

•           the Company’s legal and regulatory compliance and ethics programs asestablished by management and the Board.

In conducting such review, the Committee shall be empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other experts for this purpose. The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, including the Independent Auditor; (ii) compensation to any advisers the Committee deems necessary to carry out its duties; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall seek to maintain free and open communication among the Committee, the Board, the Independent Auditor, the Company’s internal audit personnel and the Company’s management and shall be responsible for resolving any disagreements between management and the Independent Auditor.

In addition, the Committee shall pre-approve the provision of audit services performed by other independent auditors for those of the Company’s subsidiaries whose financials are consolidated with the Company’s. The discussion below concerning pre-approval of services performed by the Independent Auditor shall apply as well to services to be performed by such other auditors.

The Committee shall have such additional responsibilities as may from time to time be required by applicable laws or regulations (together with the rules of The Nasdaq Stock Market, or Nasdaq, “Applicable Law”).

B.  Composition

The Committee shall consist of at least three members of the Board. All members of the Committee shall be “independent,” as defined under Nasdaq rules. The Committee’s composition shall satisfy the requirements for Audit Committee membership set forth in all Applicable Law. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in his or her financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities (as such qualification may be interpreted by the Board) and at least one member shall qualify as a “financial expert” as such term is defined by the United States Securities and Exchange Commission (the “SEC”). The Committee and the Board, by resolution, may from time to time establish such additional standards for Committee members as they deem appropriate.

C.  Responsibilities and Processes

The Committee’s role is one of oversight, in reliance, without further independent verification, on the information provided by the Company’s management and its Independent Auditor. The Committee recognizes that management is responsible for preparing the Company’s financial statements and that the Independent Auditor is responsible for auditing those financial statements. Consequently, in carrying out its responsibilities and duties, the Committee shall not provide any expert or special assurances as to the Company’s financial statements or any professional certification as to the work of the Independent Auditor.

The following shall be the recurring processes of the Committee in carrying out its purposes. The Committee may supplement or diverge from these processes or perform any other activities consistent with this Charter, the Company’s Bylaws and Applicable Law, as the Committee or the Board may deem necessary or appropriate. The Committee shall meet four times per year, or more frequently as circumstances require. The Committee shall report to the Board regularly on its deliberations and actions, and may ask members of management or others to attend any meeting of the Committee and to provide such information as the Committee may deem pertinent.

The Committee shall have responsibility for:

1.
The appointment, compensation, retention, oversight and termination of the Independent Auditor, including a review of the Independent Auditor’s qualifications and independence.  In accordance therewith, the Committee shall:

•	annually select and, subject to ratification by the shareholders, appoint the Independent Auditor;

•	at least annually evaluate the performance of the Independent Auditor, who shall report directly to the Committee, and the performance of the lead audit partner;

•	pre-approve all audit and permitted non-audit services to be performed by the Independent Auditor (subject to applicable regulations on waiver of preapproval);

•
take appropriate action to oversee the independence of the Independent Auditor, which shall include, on at least an annual basis, an assessment of the independence of such auditor based upon, among other information, the written disclosures and the letter from such auditor required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding such auditor’s communications with the Committee concerning independence and upon dialogue with such auditor concerning the impact of those relationships on such auditor’s objectivity and independence;

•
at least annually, obtain and review a report of the Independent Auditor describing: the firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

•	as needed, but at least annually, review and preapprove the compensation of the Independent Auditor; and

•
as needed, based upon the Committee’s evaluation of the relevant facts and circumstances, terminate the engagement of the Independent Auditor and select its replacement or, if the Independent Auditor should resign at any time then evaluate the circumstances and determine an appropriate response, including either the re-engagement of such auditor or the engagement of another.

2.
Reviewing the quality and integrity of the Company’s financial statements and financial reporting process review and discuss with management and the Independent Auditor the Company’s annual audited financial statements, including (i) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and significant issues regarding accounting, auditing and financial reporting principles and practices; (ii) the adequacy and effectiveness of the Company’s internal accounting and financial controls.  The Committee shall also recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

With respect to the quality of the Company's financial statements and financial reporting process, the Committee shall:

•
review and discuss with management and the Independent Auditor any analysis or report prepared by management, internal audit staff or the Independent Auditor relating to significant financial reporting issues, including the quality and appropriateness of the Company’s accounting principles as applied and significant judgments affecting the Company’s financial reporting;

•	in consultation with the Independent Auditor and internal audit staff, review the integrity and quality of the Company’s financial reporting processes, both internal and external;

•
review and discuss quarterly interim financial statements with management and the Independent Auditor prior to the filing of the quarterly financial statements to be included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	prepare and submit any report required of the Audit Committee by the rules of the SEC or other Applicable Law; and

•
review information included in the Company’s annual proxy and other required filings with the SEC as it relates to accounting, auditing and financial reporting matters or the Company’s relationship with the Independent Auditor.

With respect to the Company’s systems of internal accounting and financial control, the Committee shall:

•	review major changes to the Company’s financial reporting, auditing and accounting principles and practices as suggested by the Independent Auditor, internal audit staff or management; and

•
periodically meet with each of the chief financial officer, the senior internal auditing executive and the Independent Auditor in separate executive sessions to discuss any matters regarding the quality and adequacy of the Company’s internal accounting and financial controls that the Committee, management or the Independent Auditor believe should be discussed confidentially.

With respect to the annual independent audit of the consolidated financial statements of the Company and its subsidiaries, the Committee shall:

•	meet with the Independent Auditor prior to the annual audit to review the scope, planning and timing thereof;

•	review and discuss with the Independent Auditor any reports required under generally accepted auditing standards to be provided by it to the Committee;

•
periodically review and discuss with the Independent Auditor, out of the presence of management: the Company’s internal controls; the Independent Auditor’s recommendations, if any, for improvements in such controls and the implementation of those recommendations; the completeness and accuracy of the Company’s financial statements; and any other matters required to be discussed with the Audit Committee by any applicable Statement of Audit Standards;

•
review and discuss with the Independent Auditor the Company’s compliance with applicable standards established by the PCAOB, the Financial Accounting Standard Board, the SEC, Nasdaq and any other entity with jurisdiction over the Company or its subsidiaries; and

•	review with the Independent Auditor any management letter provided by it to the Company, the Company’s response thereto and any problems or difficulties encountered during the audit.

With respect to the Company’s internal auditing and accounting processes, the Committee shall:

•	review and approve the charter for the Company’s internal audit department;

•
review with the Company’s senior internal audit executive the scope and results of the Company’s internal audit activity and periodic summaries of significant audit findings, and receive such officer’s status updates relative to the annual audit plan;

•	discuss annually with the Company’s senior internal audit executive the annual audit plan, internal audit costs, adequacy of staffing and coordination with the Independent Auditor; and

•	review the appointment and performance of the Company’s senior internal audit executive.

With respect to the Company’s legal and regulatory compliance and ethics programs as established by management and the Board, the Committee shall:

•
receive reports from management, the Company’s senior compliance officer, the Company’s senior internal audit executive and the Independent Auditor concerning compliance by the Company and its subsidiaries with applicable laws and regulations and the Company’s Code of Conduct;

•	establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establish procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	review with the Company’s Chief Legal Officer such legal and regulatory matters as may have a material impact on the Company’s financial statements or the Company’s compliance policies.

With respect to the Company’s risk assessment and risk management process, the Committee shall:

•
consistent with the oversight responsibility of the Finance and Investment Committee, (i) meet periodically with management to discuss management’s risk philosophy and policies, practices and procedures with respect to risk assessment and risk management and (ii) carry out any additional risk assessment and risk management oversight responsibilities that the Committee deems appropriate from time to time.

D.	Performance Evaluation

The Committee shall annually review its own performance.